Confidential

July 2, 2010

Adeona Pharmaceuticals, Inc.
3985 Research Park Drive
Ann Arbor, MI 48108
Attn: James S. Kuo M.D.

Re: Financing Placement

Dear Jim:

This letter agreement (this “Agreement”) confirms the engagement of Enclave Capital LLC (“Enclave”) by Adeona Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on the terms and subject to the conditions set forth herein, as its exclusive placement agent on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of registered securities of the Company, consisting of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock (the “Warrants”).

1. Services. During the term of its engagement hereunder (the “Term”), Enclave will assist the Company in its capital raising efforts by (i) introducing the Company to prospective investors who have indicated an interest in pursuing a potential Placement, (ii) advising the Company with respect to the proposed structure, terms and conditions of any proposed Placement and (iii) assisting the Company in the preparation and filing of a Registration Statement on Form S-3 and related prospectus(es)(collectively, the “Registration Statement”). Enclave will, if requested by the Company, assist in coordinating investor meetings, management presentations, responses to requests for data and other activities, and will also assist the Company in managing the process of negotiating and closing a Placement. The Company is free, at its sole discretion, to accept or reject the terms of any proposed Placement, and Enclave has no power or authority to bind the Company. Nothing contained in the letter constitutes either an agreement by Enclave to underwrite, place, purchase or fund any securities or loans, or a representation by Enclave that a Placement will occur. At or prior to the Closing (as defined below), the Company will enter into a written placement agency agreement with Enclave which will contain customary terms and conditions relating to the Placement.

2. Compensation.  The Company agrees to compensate Enclave for its services as follows:

(a) At the closing (the “Closing”) of a Placement, a cash fee equal to 7.0% of the aggregate gross proceeds raised in the Placement (including the proceeds of any additional Shares sold pursuant to rights or warrants with a term of one year or less issued at or in connection with the Closing, such fee to be payable at the time such proceeds are actually received by the Company); and

(b) At the Closing, the Company shall deliver to Enclave warrants exercisable into 5.0% of the number of shares of Common Stock sold in the Placement with terms that are identical to the terms of the Warrants, if any, issued in the Placement; provided, that such warrants shall not be transferable or exercisable for six months from the date of the Closing except as permitted by FINRA Rule 5110; and provided further, that the number of Shares underlying such warrants shall be reduced if necessary to comply with FINRA rules or regulations.

Adeona Pharmaceuticals, Inc.
July 2, 2010

(c) Prior to Enclave approaching potential investors, Enclave and the Company will agree in advance in writing to such potential investor(s) and add them the list of potential investors attached hereto as Appendix B.  The Company shall only be required to pay Enclave the compensation described in Sections (2)(a) and (2)(b) above for potential investors listed I Appendix B attached hereto, as amended by the parties from time to time.  The Company agrees to pay Enclave the compensation described in Sections (2)(a) and (2)(b) above with respect to transactions completed between the Company and any potential investor listed in Appendix B (as may be amended) for transactions that are entered into either during the term of this Agreement or within six (6) months following termination of the Agreement.  Any termination of this Agreement shall not affect the Company’s obligation to pay Enclave the compensation described in this Section 2.

3. Term of Engagement.  The Term will commence on the date on which this Agreement is executed and delivered by both parties (the “Commencement Date”), and will continue until this Agreement is terminated in accordance with this Section 3. This Agreement may be terminated by either party upon five (5) days’ prior written notice to the other party; provided that, except in the case of Enclave’s gross negligence, a material breach by Enclave of an express provision of this Agreement (after written notice to Enclave and an opportunity to cure such breach, if curable), or intentional misconduct by Enclave, the Company will not terminate this Agreement prior to the date that is three (3) month anniversary of the Commencement Date. Sections 2, 3 and 6 through 11 shall survive any termination or expiration of this Agreement.  Upon any termination or expiration of this Agreement, the Company shall promptly pay Enclave any accrued but unpaid fees hereunder.

4. Exclusivity.  During the Term, the Company agrees that it will not, directly or indirectly, offer any securities of the Company for sale, solicit any offers to purchase any such securities, or otherwise contact or enter into a discussion or arrangement with any person in connection with the placement, sale or purchase of securities of the Company, other than through Enclave, with the exception of discussions with and arrangements with pharmaceutical companies and corporate partners involving a license or transfer of intellectual property. The Company will promptly inform Enclave of any inquiry it may receive regarding a Placement.

5. Information Provided to Enclave.  The Company will furnish to Enclave, on a timely basis, all relevant information in its possession reasonably required by Enclave to perform its services under the terms of this Agreement, including information with respect to the Company’s future prospects and financial projections and the assumptions used in the development of such projections of the Company. The Company will permit Enclave to interview the management of, the auditors for, and the consultants and advisors to, the Company as Enclave may determine to be necessary or appropriate under the circumstances.  We agree that all material non-public information obtained by us in connection with our engagement will be held by us in strict confidence and will be used by us solely for the purpose of providing services relating to our engagement; provided that we will share such information with our legal, accounting and other advisors to the extent necessary to assist us in assessing such information and will be responsible for any disclosure of any such information made by any such advisors. If any time during the course of our engagement the Company becomes aware of any material change in any of the information previously furnished to us, or that such information is untrue, incorrect or incomplete in any material respect or omits to state any material facts, it will promptly advise us of such change or circumstance.

Adeona Pharmaceuticals, Inc.
July 2, 2010

6. Indemnity and Contribution.  The parties agree to the terms of Enclave’s indemnification agreement, which is attached hereto as Appendix A and incorporated herein by reference.

7. Successors and Assigns.  This Agreement and all obligations and benefits to the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns.  The indemnity and contribution provisions incorporated into this Agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of Enclave and their respective successors and assigns.

8. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, upon receipt, if sent by registered or certified mail or by private overnight courier or delivery in person, upon the date on which receipt is acknowledged, or if sent by verifiable facsimile transmission, upon verification of transmission thereof,  (a) if to the Company, at the address set forth above, and (b) if to Enclave, at 708 Third Avenue, 19th Floor, New York, NY 10017, or to such other address as either party shall have specified to the other party in writing; provided, however, that if any such delivery is made after 5 p.m., New York time, on a business day, or on a day that is not a business day, such notice shall be deemed delivered on the next succeeding business day.

9. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within such State.

10. Arbitration. The Company and Enclave agree and consent to the exclusive jurisdiction of any federal or state court within the State and County of New York for the adjudication of any dispute hereunder, and that the prevailing party shall be entitled to reimbursement of legal fees and expenses.

11. General Provisions.  No purported waiver, amendment or modification of any of the terms of this Agreement will be valid unless made in writing and executed by both parties hereto.  Section headings used in this Agreement are for convenience only, are not a part of this Agreement and will not be used in construing any of the terms hereof.  This Agreement constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral,  in effect between the parties relating to the subject matter hereof.  No representation, promise, inducement or statement of intention has been made by either of the parties hereto which is to be embodied in this Agreement, and none of the parties hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein.  No provision of this Agreement shall be construed in favor of or against either of the parties hereto by reason of the extent to which either of the parties or its counsel participated in the drafting hereof.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect.  The laws of the State of New York relating to contracts made in, and to be performed entirely in, such state shall govern the validity and the interpretation of this Agreement.  This Agreement may be executed in any number of counterparts and be delivered by verifiable facsimile or electronic delivery of a PDF file.

12. Patriot Act.  Enclave hereby notifies the Company that, pursuant to the requirements of the USA PATRIOT Act (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company in a manner that satisfies the requirements of the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act.

Adeona Pharmaceuticals, Inc.
July 2, 2010

[Signature Page Follows]

Adeona Pharmaceuticals, Inc.
July 2, 2010

Please sign below and return to Enclave to indicate your acceptance of the terms set forth herein, whereupon this Agreement shall constitute a binding agreement between the Company and Enclave as of the date first written above.

Sincerely,
ENCLAVE CAPITAL LLC

By
Name:
Title:

Accepted and Agreed:
ADEONA PHARMACEUTICALS, INC.

By
Name:
Title:

APPENDIX A - INDEMNIFICATION AGREEMENT

The Company agrees to indemnify and hold harmless Enclave and its officers, directors, employees, consultants, attorneys, agents, affiliates and controlling persons (within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended) (Enclave and each such other person are collectively and individually referred to below as an “Indemnified Party”) from and against any and all loss, claim, damage, liability and expense whatsoever, as incurred, including, without limitation, reasonable costs of any investigation, legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, to which the Indemnified Party may become subject under any applicable federal or state law (whether in tort, contract or on any other basis) or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the securities or arising out of or based upon the omission of alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) related to the performance by the Indemnified Party of the services contemplated by this Agreement (including, without limitation, the offer and sale of the securities) and will reimburse the Indemnified Party for all expenses (including reasonable legal fees and expenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.  The Company will not be liable under clause (ii) of the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from Enclave’s or the Indemnified Party’s willful misconduct or gross negligence. The Company also agrees that the Indemnified Party shall have no liability (whether direct or indirect, or in contract, tort or otherwise) to the Company related to, or arising out of, the engagement of the Indemnified Party pursuant to, or the performance by the Indemnified Party of the services contemplated by, this Agreement except to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court or arbitrator, not subject to appeal or further appeal, to have resulted directly from the Indemnified Party’s willful misconduct or gross negligence.

If the indemnity provided above shall be unenforceable or unavailable for any reason whatsoever, the Company, its successors and assigns, and the Indemnified Party shall contribute all such losses, claims, damages, liabilities and expenses (including, without limitation, all costs of any investigation, legal or other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Enclave under the terms of this Agreement or (ii) if the allocation provided for by clause (i) of this sentence is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of the Company and Enclave in connection to the matter(s) as to which contribution is to be made. The relative benefits received by the Company and Enclave shall be deemed to be in the same proportion as the fee paid to Enclave bears to the total value of the consideration paid or to be paid to the Company and/or its affiliates in the Debt Financing.  The relative fault of the Company and Enclave shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by Enclave and the Company’s and Enclave’s relative intent, knowledge, access to information and opportunity to correct such statement or omission.  The Company and Enclave agree that it would not be just or equitable if contribution pursuant to this paragraph were determined by a pro rata allocation or by any other method of allocation which does not take into account these equitable considerations.  Notwithstanding the foregoing, to the extent permitted by law, in no event shall the Indemnified Party’s share of such losses, claims, damages, liabilities or expenses exceed, in aggregate, the fee actually paid to the Enclave by the Company. The Company further agrees that, without Enclave’s prior written consent, which consent will not be unreasonably withheld, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement unless such settlement includes an explicit and unconditional release of the Indemnified Party or Parties from the party bringing such lawsuit, claim or other proceeding.

The Indemnified Party will give prompt written notice to the Company of any claim for which it seeks indemnification hereunder, but the omission so to notify the Company will not relieve the Company from (i) any liability which it may have under this Appendix B except to the extent that the Company is materially damaged or prejudiced by such omission or (ii) any liability it may have other than under this Appendix B.  The Company shall have the right to assume the defense of any claim, lawsuit or action (collectively an “action”) for which the Indemnified Party seeks indemnification hereunder, subject to the provisions stated herein with counsel reasonably satisfactory to the Indemnified Party. After notice from the Company to the Indemnified Party of its election so to assume the defense thereof, and so long as the Company performs its obligations pursuant to such election, the Company will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at its own expense; provided, however, that the reasonable fees and expenses of such counsel shall be at the expense of the Company if (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) the Indemnified Party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses which may be available to the Company, in which event the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Party, it being understood, however, that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all Indemnified Parties in each jurisdiction in which counsel is needed.  Despite the foregoing, the Indemnified Party shall not settle any claim without the prior written approval of the Company, which approval shall not be unreasonably withheld, so long as the Company is not in material breach of this Appendix B.  In addition to the Company’s other obligations hereunder and without limitation, the Company agrees to pay monthly, upon receipt of itemized statements therefore, all reasonable fees and expenses of counsel incurred by an Indemnified Party in defending any claim of the type set forth in the preceding paragraphs or in producing documents, assisting in answering any interrogatories, giving and deposition testimony or otherwise becoming involved in any action or response to any claim relating to the engagement referred to herein, or any of the matters enumerated in the preceding paragraphs, whether or not any claim is made against an Indemnified Party or an  Indemnified Party is named as a party to such action.

APPENDIX B

Potential Investors Agreed to in Advance by Enclave and the Company

1.	Cranshire Capital – Keith Goodman, Portfolio Manager
2.	Seaside 88, L.P.